UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
___________________________________________________________________

Date of Report (Date of earliest event reported): September 12, 2008

Volcan Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-141505	98-0554790
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Level 34, 50 Bridge Street
Sydney, Australia	2000
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: +61-2-8216-0777

9867 Okanagan Centre Road West
Lake Country, British Columbia
Canada
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

VOLCAN HOLDINGS, INC.

TABLE OF CONTENTS

Item 2.01         Completion of Acquisition or Disposition of Assets

On September 11, 2008, Dunn Mining Inc., a Nevada corporation ("Dunn Mining"), was merged with and into Volcan Holdings, Inc., a Delaware corporation ("Holdings"), for the purpose of changing its state of incorporation to Delaware from Nevada, changing its name and effectuating a 1-for-6.1728395 forward stock-split, all pursuant to a Certificate of Ownership and Merger and Articles of Merger, each dated September 11, 2008 and approved by stockholders on September 11, 2008.

Share Exchange

The Share Exchange. On September 12, 2008, Holdings entered into a Share Exchange Agreement (the "Exchange Agreement") by and among Holdings, Volcan Australia Corporation Pty Ltd, an Australian proprietary company ("VAC"), and L'Hayyim Pty Ltd as trustee for The L'Hayyim Trust, the holder of all of the outstanding capital stock of VAC (the "VAC Shareholder"). Upon closing of the transaction contemplated under the Exchange Agreement (the "Share Exchange"), on September 12, 2008, the VAC Shareholder transfered all of the issued and outstanding capital stock of VAC to Holdings in exchange for 90,000,000 newly issued shares of common stock of Holdings and a right to receive $1,500,000 in cash at the end of any fiscal quarter in which Holdings has cash on hand of at least $5,000,000. Such Share Exchange caused VAC to become a wholly owned subsidiary of Holdings.

Pursuant to the terms and conditions of the Exchange Agreement:

  At the closing of the Share Exchange, each ordinary share of VAC issued and outstanding immediately prior to the closing of the Share Exchange was exchanged for 900,000 shares of Holdings' common stock and the right to receive $15,000 payable in cash at the end of any fiscal quarter in which Holdings has cash on hand of at least $5,000,000. An aggregate of 90,000,000 shares of Holdings' common stock and the right to receive an aggregate of $1,500,000 were issued to the VAC Shareholder in connection with the Share Exchange.

  In connection with the closing of the Share Exchange, Holdings sold 36.3143 of its Units in a private placement offering to accredited investors (the "Private Placement"), with each "Unit" consisting of 100,000 shares of common stock of Holdings and a five year warrant to purchase 100,000 shares of common stock for $1.00 per share, for a purchase price of $35,000 per Unit.

  Upon the closing of the Share Exchange, Gregory Paul Byrne resigned as the sole officer and director of Holdings, and simultaneously with the Share Exchange a new board of directors and new officers were appointed for Holdings. Holdings' new board of directors consists of the two current directors of VAC, Pnina Feldman and Sholom Feldman, as well as Paul Stephenson. In addition, immediately following the Share Exchange, Holdings appointed Pnina Feldman as its Chairman of the Board, President and Chief Executive Officer and Sholom Feldman as its Secretary, Treasurer and Principal Accounting Officer.

  Immediately following the Share Exchange and the initial closing of the Private Placement, under the terms of an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, Holdings transferred all of its pre-Share Exchange assets and liabilities to its wholly owned subsidiary, Dunn Mining Holdings, Inc., a Delaware corporation ("SplitCo"). Thereafter, pursuant to a stock purchase agreement, Holdings transferred all of the outstanding capital stock of SplitCo to Gregory Paul Byrne in exchange for cancellation of an aggregate of 24,691,358 shares of Holdings' common stock held by such person (the "Split-Off"). As a result of the Split-Off, an aggregate of 10,000,000 shares of Holdings' common stock that was held by the stockholders of Holdings immediately prior to the Share Exchange remained outstanding. These 10,000,000 shares constituted Holdings' "public float" prior to the Share Exchange that will continue to represent the shares of Holdings' common stock eligible for resale without further registration by the holders thereof, until such time as the applicability of Rule 144 or other exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), or the effectiveness of a further registration statement under the Securities Act, permits additional sales of issued shares.

The foregoing description of the Share Exchange and Split-Off and related transactions does not purport to be complete and is qualified in its entirety by reference to the complete text of the (i) Exchange Agreement, which is filed as Exhibit 2.1 hereto, (ii) the Agreement and Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, dated as of September 12, 2008, by and between Holdings and SplitCo, filed as Exhibit 10.9 hereto, and (iii) the Stock Purchase Agreement, dated as of September 12, 2008, by and among Holdings and Gregory Paul Byrne filed as Exhibit 10.10 hereto, each of which is incorporated herein by reference.

The foregoing description of the Private Placement and related transactions does not purport to be complete and is qualified in its entirety by reference to the complete text of the (i) Form of Subscription Agreement filed as Exhibit 10.1 hereto and (ii) Form of Warrant issued pursuant to the Subscription Agreement filed as Exhibit 10.2 hereto, each of which is incorporated by reference.

Neither VAC nor Holdings had any options or warrants to purchase shares of its capital stock outstanding immediately prior to the closing of the Share Exchange. Holdings has adopted, and its stockholders have approved, an equity incentive plan and reserved 40,000,000 shares of its common stock for issuance as incentive awards to officers, directors, employees and other qualified persons in the future. At the closing of the Share Exchange, Holdings granted to Australian Gemstone Mining Services Pty Ltd, its management services company ("AGM"), immediately vesting five-year options to purchase an aggregate of 20,000,000 shares of Holdings' common stock, at an exercise price of $1.00 per share, under such plan. In addition, Holdings has agreed to grant to L'Hayyim Pty Ltd warrants (the "Management Incentive Warrants") to purchase up to an aggregate of 100,000,000 shares of Holdings' common stock upon achieving certain major milestones. The Management Incentive Warrants shall vest, with respect to 20% of the shares, upon each independent verification of inferred resources of at least 100 million, 200 million, 300 million, 400 million and 500 million tons of bauxite at VAC's tenement in accordance with standards prescribed in Australia by the Joint Ore Reserves Committee ("JORC"). To the extent vested, the Management Incentive Warrants will be exercisable for five years after the applicable vesting date at an exercise price of $1.00 per share.

Following (i) the closing of the Share Exchange, (ii) the closing of the Private Placement for $1,271,000 and (iii) the cancellation of 24,691,358 shares pursuant to the Split-Off, there were 103,631,428 shares of Holdings' common stock issued and outstanding. Approximately 86.85% of such issued and outstanding shares were held by the VAC Shareholder and approximately 3.50% were held by the investors in the Private Placement.

The shares of Holdings' common stock issued to the VAC Shareholder in connection with the Share Exchange, and the shares of Holdings' common stock issued in the Private Placement, were not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the restrictions applicable to such shares.

Changes to the Business. Holdings intends to carry on VAC's business as its sole line of business. Holdings has relocated its executive offices to Level 34, 50 Bridge Street, Sydney NSW 2000 and its telephone number is +61-2-8216-0777.

Changes to the Board of Directors and Executive Officers. Upon closing of the Share Exchange, the size of Holdings' Board of Directors was increased from one director to three directors, Gregory Paul Byrne resigned as the sole officer and director of Holdings, and Pnina Feldman, Sholom Feldman and Paul Stephenson were appointed to Holdings' Board of Directors. Following the Share Exchange, the following persons were appointed as Holdings' executive officers:

  Pnina Feldman as Chief Executive Officer, President and Chairman of the Board; and

  Sholom Feldman as Principal Accounting Officer, Treasurer and Secretary.

All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

Accounting Treatment. The Share Exchange is being accounted for as a reverse acquisition and recapitalization. VAC is the acquiror for accounting purposes and Holdings is the acquired company. Accordingly, VAC's historical financial statements for periods prior to the acquisition become those of the registrant (Holdings) retroactively restated for, and giving effect to, the number of shares received in the Share Exchange. The accumulated deficit of VAC is carried forward after the acquisition. Operations reported for periods prior to the Share Exchange are those of VAC.

Tax Treatment. The Share Exchange is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or such other tax free reorganization exemptions that may be available under the Code. The Split-Off will result in taxable income to Holdings in an amount equal to the difference between the fair market value of the assets transferred and Holdings' tax basis in the assets. Any gain recognized will be subject to federal income tax at regular corporate income tax rates.

Description of Our Company

Dunn Mining was incorporated on April 4, 2006 in the State of Nevada, for the purpose of acquiring and exploring mineral properties for economically recoverable reserves. It had owned a 100% interest in one mineral claim that has since lapsed and was reviewing other potential acquisitions in the resource and non-resource sectors. On September 11, 2008, Dunn Mining merged into Holdings solely for the purposes of reincorporating in the State of Delaware, changing its name and effectuating a 1-for-6.1728395 forward stock split. Immediately following the Share Exchange, the assets and liabilities of Holdings that existed prior to the Share Exchange were disposed of pursuant to the Split-Off.

VAC was formed in Australia on June 11, 2008 for the purpose of conducting bauxite and other mineral exploration activities. The current focus in on a project in Inverell, New South Wales, Australia and VAC's executives will actively use their knowledge and expertise to expand its asset base, should the opportunity be deemed to advance VACs commercial interests.

After the Share Exchange, Holdings succeeded to the business of VAC as its sole line of business.

Description of Business

As used in this Current Report on Form 8-K, all references to the "Company," "we," "our" and "us" for periods prior to the closing of the Share Exchange refer to VAC, and for periods subsequent to the closing of the Share Exchange refer to Holdings and its direct and indirect subsidiaries (including VAC).

Overview

We are an exploration stage company that was formed under the laws of Australia on June 11, 2008. On June 12, 2008, we submitted an application with the New South Wales Department of Primary Industries for an exclusive license to explore bauxite and other mineral deposits with respect to more than 1,000 square kilometers of land in the northwestern region of New South Wales, Australia. We expect the Department of Primary Industries to grant us such mineral exploration license by the end of the third quarter of 2008; however, there can be no assurance thereof. While our geologists have identified prospective deposits in this region that we believe may contain a substantial amount of high grade bauxite, the extent of such bauxite has not been identified to JORC standards. We intend to use the proceeds of the Private Placement to work with a reputable independent geological consulting firm in conducting a field assessment program aimed at defining a JORC compliant resource.

About Bauxite

Bauxite is a naturally occurring, heterogeneous material composed primarily of one or more aluminum hydroxide minerals, plus various mixtures of silica, iron oxide, titania, aluminosilicate, and other impurities in minor or trace amounts. The principal aluminum hydroxide minerals found in varying proportions with bauxites are gibbsite and the polymorphs boehmite and diaspore. Bauxites are typically classified according to their intended commercial application: abrasive, cement, chemical, metallurgical, refractory, etc. According to the United States Geological Survey, the bulk of world bauxite production (approximately 85%) is used as feed for the manufacture of alumina via a wet chemical caustic leach method commonly known as the Bayer process. Subsequently, the majority of the resulting alumina produced from this refining process is in turn employed as the feedstock for the production of aluminum metal by the electrolytic reduction of alumina in a molten bath of natural or synthetic cryolite (Na3AlF6), the Hall-Héroult process.

General Bauxite Formation

Because it is a mixture of minerals, bauxite itself is a rock, not a mineral. Bauxite is reddish-brown, white, tan, and tan-yellow. It is dull to earthy in luster and can look like clay or soil. Bauxite forms when silica in aluminum-bearing rocks (that is, rocks with a high content of the mineral feldspar) is washed away (leached). This weathering process occurs in tropical and subtropical weathering climates.

Lateritic bauxites (silicate bauxites) are distinguished from karst bauxites (carbonate bauxites). The early discovered carbonate bauxites occur predominantly in Europe and Jamaica above carbonate rocks (limestone and dolomite), where they were understood to be formed by lateritic weathering and residual accumulation of intercalated clays or of clayey dissolution residues of the limestone.

The lateritic bauxites occur in many countries of the tropical belt. They were understood to be formed by lateritization of various silicate rocks such as granite, gneiss, basalt, syenite and shale. Compared with iron-rich laterites, the formation of bauxites demands even more intense weathering conditions with a very good drainage. This enables dissolution of kaolinite and precipitation of gibbsite. Zones with highest aluminium content are frequently located below a ferruginous surface layer. The aluminium hydroxide in the lateritic bauxite deposits is almost exclusively gibbsite.

Production Trends

In 2007, Australia was the top producer of bauxite with almost one-third of the world's share, followed by China, Brazil, Guinea and Jamaica.

	Mine Production
Country	2006	2007	Reserves	Reserve Base
Australia	62,300	64,000	5,800,000	7,900,000
People's Republic of China	21,000	32,000	700,000	2,300,000
Brazil	21,000	24,000	1,900,000	2,500,000
Guinea	14,500	14,000	7,400,000	8,600,000
Jamaica	14,900	14,000	2,000,000	2,500,000
India	12,700	13,000	770,000	1,400,000
Russia	6,600	6,000	200,000	250,000
Venezuela	5,500	5,500	320,000	350,000
Suriname	4,920	5,000	580,000	600,000
Kazakhstan	4,800	4,900	360,000	450,000
Greece	2,450	2,400	600,000	650,000
Other counties	5,460	6,800	3,400,000	4,000,000
World Total	178,000	190,000	25,000,000	32,000,000
Source: U.S. Geological Survey, Mineral Commodity Summaries, January 2008

Our Bauxite Prospect

We have applied for a license to commence exploration activities on 1,000 square kilometers that are located between the towns of Warialda and Glen Innes in northern New South Wales, approximately 600 kilometers northwest of Sydney, Australia.

Previous Geological Work

Discovery of bauxitic laterite deposits in New South Wales dates back to 1875. In the 1940s, the New South Wales Geological Survey took an assessment of New South Wales' aluminum resources, with a survey of bauxite deposits across the Tingha-Inverell-Emmaville region. As part of this work, several hundred samples were analyzed from numerous shafts and exposures. We believe that the results of this work suggest that high-quality bauxite containing moderate to high soluble alumina and low silica is widespread within the area. However, we believe that, when the classical, deeply weathered, large tonnage pisolitic bauxite deposits at Weipa, Gove and in the Darling Ranges were discovered during the 1950s, interest in deposits such as those around Inverell largely waned.

Bauxite Resource Potential at Inverell

Recent scientific work on the geological environment in New South Wales has revealed that there is an extensive bauxite depositional system, which we believe is fundamentally different from the classical bauxite formational environments currently being explored in other regions of Australia. In particular, preliminary geological analysis of the land we are seeking to explore has lead us to believe that the alteration and weathering of Tertiary basaltic volcanic rocks near the surface has resulted in the formation of gibbsite-rich bauxite deposits. In addition, as a result of field investigations and the analysis and interpretation of multi-spectral satellite data, we believe that we have identified large areas of potentially rich bauxite deposits.

We believe that the soluble alumina content of the bauxite deposits occurring within our proposed prospect compare favorably to the bauxite deposits currently being mined near the Darling Ranges in southwestern Australia. Furthermore, we believe that the bauxite deposits in our proposed prospect typically have relatively low silica contents which are considered desirable for economic alumina production using the Bayer process to generate powdered alumina for smelting in Australia, and/or for overseas export. Moreover, we believe that the deposits in our proposed prospect are surface deposits and will, therefore, be relatively easy and inexpensive to mine.

We intend to explore our proposed tenement using an advanced volcanostratigraphic and palaeogeographic geo-formational model to identify areas considered prospective for drilling and bulk sampling.

Prospect Description, Location and Access

Our proposed tenement consists of a 1,000 square kilometer property located in Inverell, which is in northern New South Wales, Australia. Access to the property is by road and is accessible year round. There are no weather related conditions preventing access to the property on a year round basis. We know of no environmental or archaeological issues related to this property. Access to some parts of the property may be affected by native title under Australian law. For more information, please refer to the summary of native title below.

Proposed Exploration Program

We intend to carry out a structured exploration program over our proposed prospect by working outwards from known bauxite deposits, and mapping the structural and stratigraphic setting of bauxitic rocks to define their aerial extent and thickness. Our proposed exploration program will also use an advanced mineral mapping process utilizing the HyMap system. This mapping program will be used to identify targets for drilling and bulk sampling. Samples will be analyzed for reactive silica content, soluble alumina and physical and mineralogical properties to inform later beneficiation studies.

Plan of Operation

Based on our cash flow projections, we expect that the net proceeds from this offering will be sufficient to satisfy our cash needs for at least six months. However, if our expenses exceed our expectations, we may exhaust such funds even sooner. In any event, we may seek to raise additional funds through public or private offerings of our securities during the next six to twelve months. If we are unable to raise additional funds on a timely basis or at all, any progress with respect to our exploration activities may be adversely affected.

We intend to focus our research and development efforts during our fiscal year ending June 30, 2009 on exploring the geology of our prospects, through:

  airborne and/or satellite surveys and interpretation;

  ground-based geological mapping and target selection;

  drilling, sampling and sub-surface mapping; and

  bulk sampling of identified bauxite deposits.

Our other expected uses of cash during fiscal 2009 are for conducting an economic resource assessment and for our general and administrative expenses.

We do not expect any purchases of plant and equipment we make during fiscal 2009 to be material. Nor do we intend to engage in any material sales and marketing efforts during such period. As our prospects are in the exploration phase, we do not expect to generate any revenues from operations for several years.

Competitive Factors

The mineral exploration and mining business is competitive in all phases of exploration, development, production and financing. We compete with a number of other entities, many of which have greater financial resources than we do, in the search for and the acquisition and financing of productive mineral properties. As a result of this competition, if we seek to expand our asset base, we may be unable to acquire licenses to explore properties in the future on terms we consider acceptable. In addition, we compete with other companies for the recruitment and retention of qualified employees. These factors could result in competitors exploring mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could have an adverse impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

There are several mineral exploration companies in Australia, many of which, unlike us, also have mining operations. Because (a) we do not expect to produce any minerals in the next several years, and (b) our exploration license, upon issuance, will give us a monopoly in our prospect, we therefore expect to compete with these companies primarily for financing, equipment, contractors and personnel.

Management Services Agreement

AGM is an Australian proprietary company owned and controlled by Pnina Feldman, a member of our Board of Directors and our Chief Executive Officer. We and AGM are parties to a Management Services Agreement, dated as of July 1, 2008, pursuant to which four individuals (each a "Key Person") provide executive and corporate services to us, including geological and technical expertise. During the term of the Management Services Agreement, we will pay AGM a retainer of $175,000 per annum (plus the required Goods and Services Tax ("GST")) with respect to each Key Person, being the two chief geoscientists, Dr. Simon Pecover and Dr. Robert Coenraads, and the two executive directors, Pnina Feldman and Sholom Feldman, for an aggregate amount of $700,000 (plus GST) per annum. However, the directors of AGM have agreed not to take any money for the wages of Pnina Feldman and Sholom Feldman from the Private Placement until further funds are raised and the project has an independently verified resource statement completed. In addition, we are not required to pay any additional fees, including director's fees, to AGM or the Key Persons personally with respect to the services to be provided by the Key Persons to us. Should we need further executive personnel, or if our operations expand to require further services than currently required from the Key Persons as set out in the Management Services Agreement, then AGM may provide such additional services to us on reasonable arm's-length terms as approved by our independent director(s) or by VAC's shareholders in a general meeting.

Neither we nor AGM may terminate the Management Services Agreement prior to July 1, 2010, except that we may terminate the Management Services Agreement immediately if any of the following events occur:

  AGM or any of its directors, officers, employees or agents is guilty of gross misconduct in relation to the provision of the services to us;

  AGM suffers an Insolvency Event (as defined in the Management Services Agreement);

  the Key Persons engage in any wilful or grossly negligent conduct which is likely, in our reasonable opinion, to be detrimental to us; or

  AGM is guilty of any gross default, breach, non-observance or non-performance of any of the terms and conditions contained in the Management Services Agreement.

However, no provision of the Management Services Agreement precludes any of our Key Persons from terminating their services to us at any time and for any or for no reason by terminating their employment with AGM. Furthermore, if any of our Key Persons do terminate their employment with AGM, the Management Services Agreement does not grant us the authority to require AGM to hire a replacement that is acceptable to us.

AGM may also provide additional administrative services to us, such as secretarial, accounting and office management services. These services will be provided on reasonable arm's-length terms as approved by our independent director(s).

The fees payable by us to AGM will be adjusted on July 1 of each year based on the increase in the consumers price index for the preceding twelve months.

Property

The Management Services Agreement requires that AGM provide us with suitable fully serviced offices, which are located at Level 34, 50 Bridge Street, Sydney, Australia 2000. We have obtained rights to the shared use of this office space, which consists of approximately 2,000 square feet. We pay AGM $14,500 per month for the use of our office space. The directors of AGM have agreed to accept only 50% of this amount per month until we raise further funds and the project has an independently verified resource statement completed.

Employees

We have no employees. Our officers and five other persons performing services for us on a day-to-day basis, pursuant to the Management Services Agreement, are employed by AGM, The following Key Persons provide executive and corporate services to us, including geological and technical expertise, pursuant to the Management Services Agreement:

  Pnina Feldman – Executive Director of AGM;

  Sholom Feldman – Executive of AGM;

  Dr. Simon Pecover – Head Geoscientist of AGM; and

  Dr. Robert Coenraads – Geoscientist of AGM.

Legal Proceedings

There is no currently pending legal proceeding and, as far as we are aware, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject.

Compliance with Government Regulations

There are various levels of governmental controls and regulations that govern environmental impact of mineral exploration activities and mineral processing operations in Australia, including performance standards, air and water quality emission standards and other design or operational requirements, and health and safety standards.

Mining Act 1992 (NSW) (Mining Act)

The Mining Act regulates the mining industry and makes provision for exploration licences, assessment leases and mining leases to be granted to applicants for the purposes of prospecting for and mining minerals, including bauxite.

In New South Wales, Australia, exploration licences are granted by the New South Wales Department of Primary Industries (the "Department") under the provisions of the Mining Act. The holder of an exploration licence is authorized to explore for only those mineral groups specified in the exploration licence within the tenement area.

In NSW, the Mining Act provides for two types of exploration licences:

  "standard" licences; and

  low impact exploration licences.

A low-impact exploration licence is excluded from the "right to negotiate" provisions of the Native Title Act (1993) but authorizes only a limited range of prospecting operation. For further information on native title including the "right to negotiate", see "Aboriginal Heritage" below.

The application we made with respect to our proposed tenement interest comprises standard exploration licence application number 3506 which we filed with the Department on June 12, 2008 and which the Department is currently processing (the "Application"). We have provided the Department with all relevant information for the purposes of processing the Application.

Prior to the granting of an exploration licence, newspaper advertisements giving notice of the application must be placed by the applicant on the request of the Department. In respect of the Application, the Department has requested us to place the advertisements in the "Land" (mining newspaper) and in a newspaper where circulation covers the biggest population base of interested parties in NSW. Copies of the advertisements must be forwarded to the Department, prior to the grant of an exploration licence.

Once the Department is satisfied that the Application satisfies the requirements of the Mining Act, a recommendation will be made to the NSW Minister of Primary Industries (the "Minister") to grant our exploration licence subject to any conditions imposed by the Minister.

Exploration licences may be for a period not exceeding five years (but, consistent with current policy, are usually granted for a period of two years), after which time they can be renewed for a further term of up to five years (but, again, current policy is to renew for two year periods), with the opportunity for subsequent renewals. Normally, exploration licences are required to be reduced by 50% on each renewal. This is to ensure that exploration ground is 'turned over' and made available for other explorers to apply their own concepts, skills or technologies to such areas. For an exploration licence to be renewed the following criteria in relation to exploration activity should be satisfied:

  the expenditure and reporting conditions of the licence have been satisfactorily complied with;

  the licence area has been explored effectively; and

  a satisfactory proposed program for the renewal period has been submitted.

Failure to comply with the expenditure requirements of a licence may lead to forfeiture of that licence. The expenditure requirement is set by the Department based on the area covered by the licence. Once our application is granted by the Department, we will be advised of the area covered by the licence and the expenditure requirement in respect of our licence. Until the grant of our application, we are therefore not in a position to estimate the expenditure requirement.

In addition to expenditure requirements, an exploration licence is subject to such other licence conditions as the Minister may impose. These conditions generally include conditions relating to the exploration activities, the protection of the environment, the protection of public and private interests, rehabilitation of the land, reporting requirements and the posting of security to cover obligations under the licence.

The holder of an exploration licence is required to enter into an access agreement with the landholder before carrying out any exploration activities on private land within the tenement area. A landholder is entitled to be compensated for any loss suffered or likely to be suffered as a result of the exploration activities. If no agreement can be reached between the landholder and the tenement holder, the matter may be referred to arbitration and finally can be determined by the Minister. A separate access arrangement may be required with native title holders in certain circumstances.

The holder of an exploration licence may apply for an assessment lease, mining lease or mineral claim over the land the subject of the exploration licence.

An assessment lease is designed to allow retention of rights over an area in which a significant deposit has been identified, if mining the deposit is not commercially viable in the short term but there is a reasonable prospect that it will be in the longer term. The holder is allowed to continue prospecting operations and to recover minerals in the course of assessing the viability of commercial mining. Assessment leases may be granted for up to five years and may be renewed for further periods of up to five years.

A mining lease provides the holder with the right to mine for and recover particular mineral deposits on the tenement. Mining leases may be granted for a term of up to 21 years and may be renewed for further periods of 21 years or, with the consent of the Premier of New South Wales, a longer period. Royalties are payable to the Crown (New South Wales) for minerals extracted. The current rate for bauxite is A$0.35 per tonne.

Aboriginal Heritage

There may be sites of Aboriginal heritage or significance located on the land the subject of our Application.

In NSW, the National Parks and Wildlife Act of 1974 ("NPWA") covers the major requirements for protection of Aboriginal objects, Aboriginal places and Aboriginal remains. It is an offence to knowingly destroy, deface or damage an Aboriginal object, place or remains without the consent of the Director-General of the Department of Environment and Conservation.

Native Title

In June 1992, the High Court of Australia held in Mabo v Queensland that the common law of Australia recognizes a form of native title. In order to maintain a native title claim the persons making such claim must show that they enjoyed certain customary rights and privileges in respect of a particular area of land and that they have maintained their traditional connection with that land. Such a claim will not be recognized if the native title has been extinguished, either by voluntary surrender to the Crown (Commonwealth of Australia), death of the last survivor of a community entitled to native title, abandonment of the land in question by that community or the granting of an "inconsistent interest" in the land by the Crown. An example of an inconsistent interest would be the granting of a freehold or certain leasehold interest in the land. The granting of a lesser form of interest will not extinguish native title unless it is wholly inconsistent with native title.

After the Mabo case, considerable uncertainty existed surrounding the validity of proprietary rights in Australia, including mining tenements and as a consequence the Native Title Act (1993) (the "NTA") was enacted by the Commonwealth Parliament. In summary, the NTA:

  provides for the recognition and protection of native title;

  establishes a regime by which claims for native title and compensation can be determined by the Federal Court of Australia (the "Federal Court");

  provides procedures by which any future act affecting native title (such as the granting of a mining tenement) may be validly undertaken and by which registered native title claimants and native title holders may be afforded certain procedural rights including the "right to negotiate";

  makes valid certain "past acts" which would otherwise be invalidated because of native title;

  extinguishes native title by the grant of private freehold title and exclusive possession tenures such as freeholding leases;

  establishes the position of a Native Title Registrar with responsibility to consider whether claims filed pass the native title requirements, maintain registers of native title claims, native title determinations and indigenous land use agreements, and provide mediation services to parties to native title applications; and

  establishes the National Native Title Tribunal (the "Tribunal"), with responsibility to assist the Native Title Registrar and provide services and support to parties to native title claims.

The Native Title (New South Wales) Act (1994) was subsequently enacted to complement the NTA and validate certain acts attributable to the State government.

The NTA provides for procedures whereby a claimant may file an application for a determination of native title with the Federal Court. Once a native title claim has been filed, the Federal Court will refer the claim to the Native Title Registrar who must determine whether the claim meets certain conditions concerning the merits of the claim, and certain procedural and other requirements established by the NTA (the "Registration Test"). If a native title claim is successfully proved, the then current holder of any mining tenement may be liable for compensation for any effect the grant of that tenement has on the native title proved to have existed.

The NTA provides registered native title claimants/native title holders with procedures for future grants of exploration licences that are collectively known as the future act regime. After registration of their native title claim, claimants will be entitled to the "right to negotiate" with respect to certain proposed future acts (such as the grant of tenements) that may affect native title.

Grants of "standard" exploration licences are subject to the applicant selecting either to follow the right to negotiate procedure under the NTA or the Minister imposing a licence condition requiring the Minister's consent prior to carrying out exploration activities on potential native title land.

Mine Safety

The following statutes are applicable to mining and exploration activities in NSW:

      (a)     Occupational Health and Safety Act 2000;

      (b)     Mine Health and Safety Act 2004; and

      (c)     Explosives Act 2003.

These Acts and their supporting regulations set out requirements for ensuring that NSW mines are safe and healthy. These requirements spell out the duties of different groups of people who play a role in workplace health and safety. Where a conflict arises, the Occupational Health and Safety Act 2000 prevails.

Environmental laws

We are subject to various federal and state environmental laws which regulate the particular environmental aspects of mining operations.

In NSW, a tenement must be granted by the Minister under the Mining Act before anyone can prospect, explore for or mine publicly owned minerals, whether on unalienated Crown (New South Wales) or private land. Before a tenement can be granted, development consent/project approval must be obtained under the Environmental Planning and Assessment Act 1979 (the "EP&A Act").

The Mining Act empowers the Minister for Mineral Resources to impose conditions on tenements. Environmental and rehabilitation performance is enforced and regulated through tenement conditions. Other government agencies may have additional requirements.

Exploration tenements' standard conditions require companies to seek approval for activities which disturb the surface of the land and to submit a security deposit.

Mining tenements' standard conditions require companies to submit a Mining Operations Plan ("MOP") prior to commencing operations, subsequent Annual Environmental Management Reports ("AEMR") and a security deposit.

All mining and petroleum projects and most exploration activities require environmental assessment under the EP&A Act before they can be carried out. Development that is wholly prohibited by an environmental planning instrument cannot be carried out in any circumstance. Mining, petroleum and exploration related activities declared to be exempt developments in the State Environmental Planning Policy (Mining Petroleum and Extractive Industries) of 2007 do not require any environmental assessment under the EP&A Act; however, they may still require approval under other legislation, including the Mining Act, before they can be carried out. Approval will not be given if the relevant approval agency considers that the environmental impacts of the project are unacceptable.

The following sets out the most common environmental assessment requirements for mining and exploration activities under the EP&A Act. The following comments generally apply to all new mining projects and most exploration activities. The environmental assessment requirements for modifications and expansions to existing mining projects may be different to those identified below due to transitional provisions associated with planning reforms. Independent expert advice should always be obtained regarding the environmental assessment requirements for approvals related to mining projects and large exploration projects.

  Exploration Proposals. The Department is the determining and approval authority for all exploration proposals other than those identified in Schedule 1 of the State Environmental Planning Policy (Major Projects) 2005. In most cases a Review of Environmental Factors should accompany an exploration proposal. If the assessment process indicates that there is a likelihood of significant environmental impact then an Environmental Impact Statement must be prepared by the proponent.

  Mining Proposals. New mining projects and any expansion of existing projects requiring the grant of a mining lease will require either development consent under Part 4 or project approval under Part 3A of the EP&A Act, depending on the scale and location of the project and, in some circumstances, the existing approvals applying to the project. The expansion of mining operations on some existing lease areas may not currently require approval under either Parts 3A or 4 due to transitional provisions associated with the introduction of Part 3A of the EP&A Act.

All applications for approval of mining proposals under Parts 3A or 4 of the EP&A Act must be accompanied by an environmental impact assessment. In the case of Part 3A, this is called an 'environmental assessment'. The environmental assessment must address the matters identified by the Minister for Planning. For mines requiring consent under Part 4, the environmental impact assessment may be either a Statement of Environmental Effects or an Environmental Impact Statement, depending on the scale and location of the activity. A Species Impact Statement may also be required in some circumstances. In all cases the environmental impact assessment and applications are publicly exhibited, and public submissions are sought, before the application is determined by the appropriate authority.

Forward-Looking Statements

Statements in this Current Report on Form 8-K and other written reports made from time to time by us that are not historical facts constitute so-called "forward-looking statements," all of which are subject to risks and uncertainties. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "forecasts," "projects," "intends," "estimates," and other words of similar meaning. Forward-looking statements are likely to address our growth strategy, financial results and product and development programs, among other things. One must carefully consider any such statement and should understand that many factors could cause actual results to differ from our forward-looking statements. Such risks and uncertainties include but are not limited to those outlined in the section entitled "Risk Factors" and other risks detailed from time to time in our filings with the SEC or otherwise. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially.

Information regarding market and industry statistics contained in this Report is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this Report. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not assume any obligation to update any forward-looking statement. As a result, investors should not place undue reliance on these forward-looking statements.

Management's Discussion and Analysis of Financial Condition and Results of Operations

This discussion should be read in conjunction with the other sections of this Report, including "Risk Factors," "Description of Business" and the Financial Statements attached hereto pursuant to Item 9.01 and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Report. See "Forward-Looking Statements." Our actual results may differ materially.

Recent Events

On September 12, 2008, we completed a share exchange, pursuant to which we acquired all of the capital stock of VAC and VAC became our wholly owned subsidiary. In connection with this share exchange, we discontinued our former business and succeeded to the business of VAC as our sole line of business. The share exchange is being accounted for as a reverse acquisition and recapitalization. VAC is the acquiror for accounting purposes and Holdings is the acquired company. Accordingly, VAC's historical financial statements for periods prior to the acquisition become those of the registrant (Holdings) retroactively restated for, and giving effect to, the number of shares received in the Share Exchange. The accumulated deficit of VAC is carried forward after the acquisition. Operations reported for periods prior to the Share Exchange are those of VAC.

Overview

We are a mineral exploration company that intends to explore prospective bauxite deposits in New South Wales, Australia. We are in the exploration stages with no revenue being generated now or in the near future. Since our inception for accounting purposes was June 11, 2008, no comparative information is provided for our financial statements. Certain balances have been provided for discussion purposes only.

Critical Accounting Policies

The discussion and analysis of our financial condition presented in this section is based upon our financial statements that have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amount of assets, liabilities, revenue, costs and expenses, and related disclosures. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements and, therefore, consider these to be our critical accounting policies. On an ongoing basis, we will evaluate our estimates and judgments and the related financial statement impact.

Among the estimates we have made in the preparation of the financial statements is an estimate of our cash flows in making the disclosures about our liquidity in this report. As an exploration stage company, many variables may affect our estimates of cash flows that could materially alter our view of our liquidity and capital requirements as our business develops.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Going Concern Consideration

These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern. Our audited financial statements have been prepared assuming we are a "going concern". We will continue to implement our business plan, attempt to raise debt and/or equity based capital from related parties and/or third parties and seek out the most efficient processes that will allow for the generation of positive cash flows. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Income Taxes

We account for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109") under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

We adopted the provisions of FASB Interpretation No. 48; "Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments. At June 30, 2008, we did not record any liabilities for uncertain tax positions.

Exploration Stage Company

The SEC's Exchange Act Guide 7 "Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations" requires that mining companies in the exploration stage should not refer to themselves as development stage companies in their financial statements, even though such companies should comply with Financial Accounting Board Statement No. 7, if applicable. We are an exploration stage company under the SEC's Guide 7 and accordingly, we have not been referred to as a development stage company in our financial statements. The balance sheet, statement of operations, statement of equity and statement of cash flows are all presented as those of an exploration stage company at June 30, 2008 and for the period from June 11, 2008 (inception) to June 30, 2008.

Accounting for Mineral Rights, Mineral Claim Payments and Exploration Costs

We are primarily engaged in the acquisition, exploration and development of mineral properties. Mineral property acquisition costs are initially capitalized as tangible assets when purchased. At each fiscal quarter end, we intend to assess these carrying costs for impairment. If proven and probable reserves are established for a property and it has been determined that a mineral property can be economically developed, capitalized costs will be depleted using the units-of-production method over the estimated life of the probable reserve.

Currently, we expense all costs as incurred related to the acquisition and exploration of mineral properties in which we have secured exploration rights prior to establishment of proven and probable reserves. These costs include general exploration costs and costs to maintain rights and leases associated with any properties under exploration. To date, we have not established the commercial feasibility of any exploration prospects; therefore, all costs are being expensed.

Upon our review of EITF No. 04-2, "Whether Mineral Rights are Tangible or Intangible Assets". EITF No. 04-2 establishes mineral rights as tangible assets, whereby the aggregate carrying amount of such mineral rights should be reported as a separate component of property, plant, and equipment. At June 30, 2008, we had no such tangible assets nor any related depletion expense.

The term mineral rights is defined as the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits.

Environmental Remediation Costs

Environmental remediation costs are accrued based on estimates of known environmental remediation exposure. Such accruals are recorded even if significant uncertainties exist over the ultimate cost of the remediation. It is reasonably possible that our estimates of reclamation liabilities, if any, could change as a result of changes in regulations, extent of environmental remediation required, means of reclamation or cost estimates. Ongoing environmental compliance costs, including maintenance and monitoring costs, are expensed as incurred. There were no environmental remediation costs accrued at June 30, 2008.

Financial Statement Impact of these Critical Accounting Policies and Estimates

We are still in the exploration stage and have had nominal operations to date. These critical policies and estimates have not materially impacted our financial statements given our limited operations.

There has been no change in any critical policies or estimates since our inception.

Results of Operations

Period Ended June 30, 2008

Revenues. For the period ended June 30, 2008, we did not recognize any revenues.

Expenses. For the period ended June 30, 2008, we incurred $214,909 in expenses, which consisted of one-time expenses relating to the initial setup of VAC and are not of a recurring nature.

Income Tax Expense. For the period ended June 30, 2008, we did not recognize any income tax expense.

Other Accounts Payable. At June 30, 2008, we had other accounts payable of $1,449,905 consisting of amounts due to a related party, AGM, for the purchase of exploration and prospecting information and administration services. These amounts largely relate to work done by the geological team in making this current discovery and in identifying this opportunity for VAC. The reimbursement of these amounts are important to retain the geological expertise that is currently available to VAC for VAC's future development of these projects, which require specialist expert knowledge of this particular area and geology. The geological team is mindful of the current cash position of VAC and therefore have agreed to a staggered payment plan as detailed below that the directors believe will not materially affect the ability of VAC to carry out its initial objectives in securing an independent verification of inferred JORC resources on VAC's tenement. It is the view of the directors, that such a resource statement should in normal market conditions make VAC eligible for larger institutional funding.

Liquidity and Capital Resources

At June 30, 2008, we had cash and cash equivalents of $96. Based on our cash flow projections, we expect that the net proceeds from the Private Placement will be sufficient to satisfy our cash needs for at least six months and to enable us to have sufficient capital liquidity to complete the initial field program to a level where we should be able to secure an independent resource statement to JORC standard, which should in ordinary market conditions make VAC eligible for larger institutional funding. However, if our expenses exceed our expectations, we may exhaust such funds even sooner. In any event, we will likely seek to raise additional funds through public or private offerings of our securities during the next six to twelve months. If we are unable to raise additional funds on a timely basis or at all, any progress with respect to our exploration activities may be adversely affected. We intend to use the net proceeds of the Private Placement to focus our research and development efforts from now until the beginning of 2009 on exploring the geology of our proposed tenement holdings through:

Airborne and/or satellite surveys and interpretation. We intend to spend approximately $100,000 to conduct and interpret airborne and/or satellite surveys of our proposed tenement holdings.

Ground-based geological mapping and target selection. We intend to spend approximately $100,000 to conduct ground-based geological mapping and target selection of the bauxite and other mineral deposits on our proposed tenement holdings.

Calweld drilling, sampling and sub-surface mapping. We intend to spend approximately $450,000 to perform calweld drilling, sampling and subsurface mapping of our proposed tenement holdings.

Bulk sampling of identified Bauxite deposits. We intend to spend approximately $150,000 to conduct bulk sampling of bauxite deposits that we identify on our proposed tenement holdings.

Payment to Shareholder. Pursuant to the Exchange Agreement, we have agreed to pay $1.5 million to the VAC Shareholder in connection with the Share Exchange at the end of the first fiscal quarter in which we have cash on hand of at least $5 million. It is unlikely for this to be achieved in the initial six months of operations, and therefore unlikely that any such payment will be made in this initial period.

Related Party Transaction. We plan to use approximately $500,000 of our Private Placement proceeds to repay our obligations in the amount of $1.4 million to AGM under our Management Services Agreement, arising out of the purchase of exploration and prospecting information and administration services (see "Other Accounts Payable" on page 16 above). As mentioned above, the remaining funds will be repaid when more funds are raised, when our liquidity allows.

Other expected uses of proceeds. Our other expected uses of cash during the next six months are for our general and administrative expenses, including approximately $218,500 of payments to AGM pursuant to our Management Services Agreement for the wages of the expert geological team and their basic office expenses. As mentioned above, no moneys will be given to AGM from the Private Placement for the wages of Pnina Feldman or Sholom Feldman.

To the extent the amount we received from the Private Placement does not cover the amount of our planned expenditures above, such expenditures will be reduced pro rata.

We do not expect any purchases of plant and equipment we make during fiscal 2009 to be material. Nor do we intend to engage in any material sales and marketing efforts during such period. As our prospects are in the early exploration phase, we do not anticipate generating any revenues from operations for several years, if ever. We may also consider selling the project if management determines that an appropriate price can be obtained.

Off-Balance Sheet Arrangements

We did not engage in any off balance sheet arrangements during the period ended June 30, 2008.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements", which clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. It also defines fair value and established a hierarchy that prioritizes the information used to develop assumptions. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157 is not expected to have a material effect on our financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities", which permits entities to choose to measure many financial instruments and certain other items at fair value. The unrealized gains and losses on items for which the fair value option has been elected should be reported in earnings. The decision to elect the fair value option is determined on an instrument-by-instrument basis, should be applied to an entire instrument and is irrevocable. Assets and liabilities measured at fair values pursuant to the fair value option should be reported separately in the balance sheet from those instruments measured using other measurement attributes. SFAS No. 159 is effective as of the beginning of our 2008 fiscal year. The adoption of SFAS No. 159 is not expected to have a material effect on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No 51" (SFAS 160). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent's ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent's ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of SFAS No. 160 is not expected to have a material effect on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS 141R, "Business Combinations" ("SFAS 141R"), which replaces FASB SFAS 141, "Business Combinations". This Statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS 141R will require an entity to record separately from the business combination the direct costs, where previously these costs were included in the total allocated cost of the acquisition. SFAS 141R will require an entity to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, at their fair values as of that date. This compares to the cost allocation method previously required by SFAS No. 141. SFAS 141R will require an entity to recognize as an asset or liability at fair value for certain contingencies, either contractual or non-contractual, if certain criteria are met. Finally, SFAS 141R will require an entity to recognize contingent consideration at the date of acquisition, based on the fair value at that date. This Statement will be effective for business combinations completed on or after the first annual reporting period beginning on or after December 15, 2008. Early adoption of this standard is not permitted and the standards are to be applied prospectively only. Upon adoption of this standard, there would be no impact to our results of operations and financial condition for acquisitions previously completed. The adoption of SFAS No. 141R is not expected to have a material effect on our financial position, results of operations or cash flows.

In January 2008, the SEC released SAB No. 110, which amends SAB No. 107 which provided a simplified approach for estimating the expected term of a "plain vanilla" option, which is required for application of the Black-Scholes option pricing model (and other models) for valuing share options. At the time, the Staff acknowledged that, for companies choosing not to rely on their own historical option exercise data (i.e., because such data did not provide a reasonable basis for estimating the term), information about exercise patterns with respect to plain vanilla options granted by other companies might not be available in the near term; accordingly, in SAB No. 107, the Staff permitted use of a simplified approach for estimating the term of plain vanilla options granted on or before December 31, 2007. The information concerning exercise behavior that the Staff contemplated would be available by such date has not materialized for many companies. Thus, in SAB No. 110, the Staff continues to allow use of the simplified rule for estimating the expected term of plain vanilla options until such time as the relevant data becomes widely available. We do not expect its adoption of SAB No. 110 to have a material impact on our financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161 "Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133." ("SFAS 161"). SFAS 161 establishes the disclosure requirements for derivative instruments and for hedging activities with the intent to provide financial statement users with an enhanced understanding of the entity's use of derivative instruments, the accounting of derivative instruments and related hedged items under Statement 133 and its related interpretations, and the effects of these instruments on the entity's financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2008. We do not expect its adoption of SFAS 161 to have a material impact on our financial position, results of operations or cash flows.

In April 2008, the FASB issued FASB Staff Position ("FSP") SFAS No. 142-3, "Determination of the Useful Life of Intangible Assets". This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R, and other GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. We are currently evaluating the impact of SFAS FSP 142-3, but do not expect the adoption of this pronouncement will have a material impact on our financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" (SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. This statement is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board's amendments to AU section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. We are currently evaluating the impact of SFAS 162, but do not expect the adoption of this pronouncement will have a material impact on our financial position, results of operations or cash flows.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date and are not expected to have a material impact on the financial statements upon adoption.

Risk Factors

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Relating to Our Business

Since we lack a meaningful operating history, it is difficult for potential investors to evaluate our business.

We were incorporated in June 2008. Our limited operating history makes it difficult for potential investors to evaluate our business or prospective operations. Since our formation, we have not generated any revenue and we do not expect to generate revenue for the foreseeable future. As a startup, we are subject to all the risks inherent in the initial organization, financing, expenditures, complications and delays inherent in a new business. Investors should evaluate an investment in us in light of the uncertainties encountered by start-up companies in a competitive environment. Our efforts may not be successful and we may not be able to attain profitability.

We will need additional financing to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all.

We have very limited funds. We expect that the net proceeds from the Private Placement will satisfy our cash needs for approximately six months. The proceeds of the Private Placement will not be sufficient for us to fund business operations long enough to achieve profitability. Our ultimate success will depend in part upon our ability to raise additional capital. Additional funds may not be available when needed from any source or, if available, may not be available on terms that are acceptable to us.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in the mineral exploration industry, and the fact that we are not profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

We are dependent upon key personnel whose loss may adversely impact our business.

We rely heavily on the expertise, experience and continued services of the two geological specialists as well as other individuals on the management team we engage through our Management Services Agreement with AGM. The loss of either of the geological specialists engaged by AGM on our account, or an inability to attract or retain other key individuals, either directly or through our management services provider, could materially adversely affect us. Through our Management Services Agreement, we seek to compensate and motivate our executives, as well as other individuals providing services to us, but these arrangements may not allow us to obtain or retain the services of key individuals. As a result, if either of the geological specialists or other key individuals on the management team engaged on our account were to cease providing their services to us through AGM, we could face substantial difficulty in securing a qualified successor and could experience a loss in productivity while a successor obtains the necessary training and experience.

We retain the services of our key personnel through a Management Services Agreement, but our key personnel are not precluded from terminating their services to us at any time, and for any, or no reason.

Our key personnel provide executive and corporate services to us, including geological and technical expertise, pursuant to a Management Services Agreement between us and AGM, dated July 1, 2008. Except in certain limited circumstances, neither we nor AGM may terminate the Management Services Agreement prior to July 1, 2010. However, no provision of the Management Services Agreement precludes any of our key personnel from terminating their services to us at any time and for any or for no reason by terminating their employment with AGM. Furthermore, if any of our key personnel do terminate their employment with AGM, the Management Services Agreement does not grant us the authority to require AGM to hire a qualified successor. As a result, if any of our key personnel were to cease providing their services for us through AGM, we could experience a negative effect on our productivity until a qualified successor is obtained.

Our revenue may be adversely affected by fluctuations in currency exchange rates.

Nearly all of our expenditures and revenue will be spent or derived outside of the United States. However, we report our financial condition and results of operations in United States dollars. As a result, fluctuations between the United States dollar and the currencies of the countries in which we operate will impact the amount of our revenues. For example, if the foreign currency of a country in which we derive revenue appreciates relative to the United States dollar, the fluctuation will result in a positive impact on the revenues that we report. However, if such foreign currency depreciates relative to the United States dollar, there will be a negative impact on the revenues we report due to such fluctuation. It is possible that the impact of currency fluctuations will result in a decrease in reported sales even though we have experienced an increase in sales when reported in the foreign currency. Conversely, the impact of currency fluctuations may result in an increase in reported sales despite declining sales when reported in the foreign currency. Foreign currency exchange rates in the markets in which we will operate have been subject to substantial fluctuation. For example, the exchange rate from United States dollars to Australian dollars during the past three months has fluctuated between 0.985 and 0.795. Though we may choose to hedge our exposure to foreign currency exchange rate changes in the future, there is no guarantee such hedging, if undertaken, will be successful.

Risks Relating to Our Industry

Because we solely engage in exploration stage activities, we have no mining operations and our future operations are subject to substantial risks, including not being able to conduct future mining operations.

We are not a mining company, but rather an exploration company at the beginning stage of our exploration operations. Our business is exploring for bauxite and other minerals. We may be unable to generate revenues or make profits unless we actually mine deposits. We would need to either mine the bauxite or other minerals ourselves, find some other entity to mine the property on our behalf or sell our rights in our properties.

Because the amount of mineable bauxite found in our proposed tenement holdings is uncertain, any funds that we spend on exploration may be lost.

The amount of deposits of bauxite in our proposed tenement holdings that may be mined at a profit is uncertain. Whether we or our surrogates or successors will be able to mine these properties or claims at a profit, will depend upon many factors, including:

  the size and grade of the deposits;

  whether we can obtain sufficient financing on acceptable terms to conduct our exploration activities;

  volatile and cyclical price activity of bauxite; and

  the cost, personnel, and time burdens of domestic and foreign governmental regulation, including taxes, royalties, land use, importing and exporting of minerals, and environmental protection.

If our proposed tenement is unable to be mined at a profit because the deposits may not be of sufficient quality or size or because it may not be economically feasible to extract bauxite from the deposits, any funds spent on exploration activities may be lost, which may result in a loss of part of or your entire investment.

In the event that we obtain estimates of reserves, those estimates may be subject to uncertainty.

We have no estimates of reserves pertaining to any of our properties or claims, and we may never obtain any such reserve estimates. If we obtain a reserve estimate, it could be subject to uncertainty. Estimates are arrived at by using standard acceptable geological techniques, and are based on interpretive geological data obtained from drill holes, sampling techniques, assaying, surveying, and mapping. Feasibility studies are used to derive estimates of cash operating costs based on anticipated tonnage and grades of ore to be mined and processed, predicted configuration of ore bodies, expected recovery rates of metal from ore, operating costs, and other factors. Actual cash operating costs and economic returns may differ significantly from original estimates due to:

  fluctuations in current prices of metal commodities extracted from the deposits;

  changes in fuel prices and equipment;

  labor rates; and

  changes in permit requirements.

Any one or a combination of these factors may negatively affect the relative certainty or uncertainty of geological reports or reserve estimates.

Bauxite mining operations are subject to comprehensive regulation, which may cause substantial delays or require capital outlays in excess of those anticipated, causing an adverse effect on us.

Australian federal, state and local authorities regulate the bauxite mining industry with respect to matters such as prospecting for and mining minerals, inspection of mines to regulate the treatment of the products of such mines, employee health and safety, protection of the environment, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and native title. Numerous governmental permits and approvals are required for mining operations. Our failure to acquire all required permits and approvals, or successfully comply with the pertinent federal and state regulations will negatively impact our operations. The costs, liabilities and requirements associated with these regulations may be costly and time-consuming and may delay commencement or continuation of exploration or production operations.

Interests in tenements in Australia are governed by the respective State legislation and are evidenced by the granting of licences or leases. Each licence or lease is for a specific term and carries with it annual expenditure and reporting commitments, as well as other conditions requiring compliance. Consequently, we could lose title to or our interest in tenements if licence conditions are not met or if insufficient funds are available to meet expenditure commitments.

Bauxite mineral exploration and development and mining activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of our operations.

Bauxite mineral exploration and development and future potential bauxite mining operations are or will be subject to stringent Australian federal, state, provincial, and local laws and regulations relating to improving or maintaining environmental quality. Environmental laws often require parties to pay for remedial action or to pay damages regardless of fault. Environmental laws also often impose liability with respect to divested or terminated operations, even if the operations were terminated or divested of many years ago.

Future potential bauxite mining operations and current exploration activities are or will be subject to extensive Australian laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, mine safety, toxic substances and other matters. Bauxite mining is also subject to risks and liabilities associated with pollution of the environment and disposal of waste products occurring as a result of mineral exploration and production. Compliance with these Australian laws and regulations will impose substantial costs on us and will subject us to significant potential liabilities.

Costs associated with environmental liabilities and compliance are expected to increase with the increasing scale and scope of operations and we expect these costs may increase in the future. We believe that our operations comply, in all material respects, with all applicable Australian environmental regulations. However, we are not insured at the current date against possible environmental risks.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in Australia or any other applicable jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter our ability to carry on business. New legislation and/or regulations and orders may be adopted that may materially adversely affect our mining operations, our cost structure and/or our customers' ability to use bauxite. New legislation or administrative regulations (or judicial interpretations of existing laws and regulations), including proposals related to the protection of the environment that would further regulate the mining industry in Australia, may also require us to change operations significantly or incur increased costs. The actions, policies or regulations, or changes to the actions, policies or regulations, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitability.

The existence of native title and/or native title claims in relation to our proposed tenement holdings may have an adverse impact on our activities and our abilities to fund these activities.

If native title is determined to exist on our proposed tenement holdings, the grant of our application to explore such tenement holdings may be delayed and we may be liable for certain payments. In addition, if it is determined that Aboriginal sites and objects exist on our proposed tenement holdings, we may be precluded or limited from conducting any future mining activities. Further, the disturbance of such sites and objects could potentially expose us to fines and other penalties.

We do not carry any property or casualty insurance and do not intend to carry such insurance in the near future, and liabilities for such hazards may negatively affect our financial condition.

The search for valuable minerals exposes us to numerous hazards. As a result, we may become subject to liability for such hazards, including environmental pollution, cave-ins, unusual or unexpected geological conditions, ground or slope failures, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes or other hazards that we cannot insure against or against which we may elect not to insure. Such occurrences could result in loss of or damage to our properties, personal injury or death, environmental damage, delays, monetary losses and possible legal liability. You could lose all or part of your investment if any such catastrophic event occurs. We do not carry any insurance at this time, nor do we intend to carry property or casualty insurance in the future, except that we will carry all insurance that we are required to by law. Even if we do obtain insurance, it may not cover all of the risks associated with our operations and may have limits that are substantially less than our actual liabilities. We will not carry title insurance. Should any events against which we are not insured actually occur, we may become subject to substantial losses, costs and liabilities that will adversely affect our financial condition.

Risks Relating to Our Organization and Our Common Stock

As of the Share Exchange, VAC became a consolidated subsidiary of a company that is subject to the reporting requirements of federal securities laws, which can be expensive and may divert resources from other projects, thus impairing our ability to grow.

As a result of the Share Exchange, VAC became a consolidated subsidiary of a public reporting company and, accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC (including reporting of the Share Exchange) and furnishing audited reports to stockholders will cause VAC's expenses to be higher than they would have been if VAC remained privately held and did not consummate the Share Exchange.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. In addition, if we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the SEC current and may adversely affect any market for, and the liquidity of, our common stock.

Public company compliance may make it more difficult for us to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these new rules and regulations to increase our compliance costs and to make certain activities more time consuming and costly. As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Because VAC became public by means of a reverse acquisition with Holdings, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with VAC becoming public through a "reverse acquisition." Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on behalf of our post-Share Exchange company.

Persons associated with securities offerings, including consultants, may be deemed to be broker dealers, which may expose us to claims for rescission or damages.

If our securities are offered without engaging a registered broker-dealer, then we may face claims for rescission and other remedies. We may become engaged in costly litigation to defend these claims, which would lead to increased expenditures for legal fees and divert managements' attention from operating our business. If we could not successfully defend these claims, then we may be required to return proceeds of any affected offering to investors, which would harm our financial condition.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

  changes in our industry;

  competitive pricing pressures;

  our ability to obtain working capital financing;

  additions or departures of key personnel;

  limited "public float" in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

  sales of our common stock;

  our ability to execute our business plan;

  operating results that fall below expectations;

  loss of any strategic relationship;

  regulatory developments;

  economic and other external factors; and

  period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and may not pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There is currently no liquid trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

To date there has been no liquid trading market for our common stock. We cannot predict how liquid the market for our common stock might become. As soon as is practicable, we anticipate applying for listing of our common stock on either the American Stock Exchange, The Nasdaq Capital Market or other national securities exchange, assuming that we can satisfy the initial listing standards for such exchange. We currently do not satisfy the initial listing standards, and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange. Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing and remains quoted on the OTC Bulletin Board or is suspended from the OTC Bulletin Board, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

Furthermore, for companies whose securities are quoted on the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Our common stock may be deemed a "penny stock," which would make it more difficult for our investors to sell their shares.

Our common stock may be subject to the "penny stock" rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or other national securities exchange and trades at less than $5.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issued in the Private Placement upon the effectiveness of a registration statement with respect to such shares, or upon the expiration of any statutory holding period under Rule 144, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an "overhang" and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. In addition, the shares of our common stock sold in the Private Placement and the shares underlying the warrants sold in the Private Placement will be freely tradable upon the earlier of: (i) effectiveness of a registration statement covering such shares and (ii) the date on which such shares may be sold without registration pursuant to Rule 144 (or other applicable exemption) under the Securities Act. We note that recent revisions to Rule 144 may result in certain shares of our common stock becoming eligible for resale into the public market without registration in as little as six months after their issuance.

We may apply the proceeds of the Private Placement to uses that ultimately do not improve our operating results or increase the price of our common stock.

We intend to use the net proceeds from the Private Placement for costs and expenses incurred in connection with the Private Placement and organizational matters and for general working capital purposes and repayment of outstanding indebtedness, including indebtedness to a related party. However, we do not have more specific plans for the net proceeds from the Private Placement. Moreover, our management has broad discretion in how we actually use these proceeds. These proceeds could be applied in ways that do not ultimately improve our operating results or otherwise increase the value of our common stock.

Because our executive officers and two of our directors are affiliated with our majority stockholder, they may have actual or potential interests that may depart from those of our stockholders.

Our executive officers and two of our directors are affiliated with our majority stockholder. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

  to elect or defeat the election of our directors;

  to amend or prevent amendment of our Certificate of Incorporation or By-laws;

  to effect or prevent a merger, sale of assets or other corporate transaction; and

  to control the outcome of any other matter submitted to our stockholders for vote.

Such persons' stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth certain information as of September 17, 2008 regarding the beneficial ownership of our common stock, taking into account the consummation of the Share Exchange, the closing of the Private Placement and the consummation of the Split-Off, by (i) each person or entity who, to our knowledge, beneficially owns more than 5% of our common stock; (ii) each executive officer; (iii) each director; and (iv) all of our officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each of the stockholders named in the table has sole voting and investment power with respect to the shares of our common stock beneficially owned. Except as otherwise indicated, the address of each of the stockholders listed below is: c/o Volcan Holdings, Inc, Level 34, 50 Bridge Street, Sydney 2000, Australia.

	Number of Shares	Percentage Beneficially
Name of Beneficial Owner	Beneficially Owned (1)	Owned (2)
5% Owners:
L'Hayyim Pty Ltd as trustee for The L'Hayyim Trust (7)	90,000,000 (3)	86.85%
Australia Gemstone Mining Services Pty Limited (7)	20,000,000 (4)	16.18%

Executive Officers and Directors:
Pnina Feldman	110,000,000 (3)(5)	88.97%
Sholom Feldman	110,000,000 (3)(6)	88.97%

All officers and directors as a group (two persons)	110,000,000 (3)(4)(5)(6)	88.97%

_________

(1)

Unless otherwise indicated, includes shares owned by a spouse, minor children, and relatives sharing the same home, as well as entities owned or controlled by the named beneficial owner.

(2)

Based on 103,631,428 shares of our common stock outstanding immediately following the Share Exchange, $1,271,000 sold in the Private Placement, and the cancellation of 24,691,358 shares of our common stock in the Split-Off.

(3)

Does not include 100,000,000 shares of our common stock issuable to L'Hayyim Pty Ltd as trustee for The L'Hayyim Trust upon exercise of Management Incentive Warrants that are subject to certain significant vesting milestones that have not been achieved as of September 17, 2008.

(4)

Includes 20,000,000 shares of our common stock issuable upon exercise of currently exercisable options granted under our 2008 Equity Incentive Plan.

(5)

Includes (i) 90,000,000 shares of our common stock held by L'Hayyim Pty Ltd as trustee for The L'Hayyim Trust, since she is a 50% stockholder and a director of the trustee, as well as a beneficiary of the trust, and (ii) 20,000,000 shares of our common stock issuable upon exercise of options granted under our 2008 Equity Incentive Plan to AGM, an entity of which she is also a 50% stockholder and executive director.

(6)

Includes (i) 90,000,000 shares of our common stock held by L'Hayyim Pty Ltd as trustee for The L'Hayyim Trust, since he is a director of the trustee, and (ii) 20,000,000 shares of our common stock issuable upon exercise of options granted under our 2008 Equity Incentive Plan to AGM, an entity of which he is an executive director.

(7)

The sole stockholders of each of L'Hayyim Pty Ltd and AGM are Pnina Feldman and her husband, Pinchus Feldman, who have dispositive and voting control over these shares.

Executive Officers and Directors

The following persons became our executive officers and directors on September 12, 2008, upon effectiveness of the Share Exchange, and hold the positions set forth opposite their respective names.

Name	Age	Position

Pnina Feldman	62	Director, Chief Executive Officer, President and Chairman

Sholom Feldman	32	Director, Secretary, Treasurer and Principal Accounting Officer

Paul Stephenson	48	Director

Our directors hold office until the earlier of their death, resignation or removal by stockholders or until their successors have been qualified. Our officers are elected annually by, and serve at the pleasure of, our board of directors.

Biographies

Directors and Officers

Pnina Feldman has served as our Chief Executive Officer and President since the consummation of the Share Exchange on September 12, 2008. Mrs. Feldman co-founded VAC in June 2008. Mrs. Feldman has served as a Director of AGM since April 1996 and she and her husband are the only shareholders of AGM. Mrs. Feldman has been active in the mineral exploration industry for 15 years, during which time she has sourced, negotiated, and developed exploration and resource projects across Australia and internationally. She was the founder and executive Chairperson from 1997 to 2005 of Diamond Rose NL, a company that is listed on the Australian Securities Exchange. She has been deeply involved with numerous communal, educational, charitable and women's awareness initiatives, and in 2007 received the Wentworth Community Award for outstanding community service. Mrs. Feldman is the current Chair and an Executive Director of Australian Gold Investments Limited, an Australian Securities Exchange listed company, which she founded in April 2007.

Sholom Feldman has served as our Secretary, Treasurer and Principal Accounting Officer since the consummation of the Share Exchange on September 12, 2008. Mr. Feldman co-founded VAC in June 2008. Mr. Feldman has been an employee of AGM since 1999 and his services have been contracted out by AGM to manage various companies, investments and projects. Mr. Feldman has extensive experience in general commercial management, has performed advisory and company secretarial work for companies listed on the Australian Securities Exchange as well as unlisted companies, and has managed both private and Australian listed exploration companies. Between 1999 and 2005, Mr. Feldman was General Manager of Diamond Rose NL. Mr. Feldman has been involved in negotiating, financing, developing and managing many exploration projects internationally, including the negotiating and sale to Murchison Metals Limited of iron ore tenements comprising the Pilbara Iron Ore Project and purchase of the Guanaco Mine in Chile from the Canadian Kinross Corporation, and subsequently their Australian gold assets including the Norseman and Broads Dam Gold Projects. Mr. Feldman is an Executive Director and Company Secretary of Australian Gold Investments Limited, an Australian Securities Exchange listed company, and he currently serves as a director and manager of a number of private companies.

Paul Stephenson has served as a member of our Board of Directors since the consummation of the Share Exchange on September 12, 2008. Mr. Stephenson has degrees in law and the arts (history) and is a Partner with the Australian national law firm, HWL Ebsworth Lawyers. He practices in the areas of public and private fundraising, initial public offerings and mergers and acquisitions involving both public and private companies. He has also worked for companies listed in multiple jurisdictions. Mr. Stephenson has a wide experience in industry sectors covering pay television, retailing, mining and resources, financial markets, mobile telephony, automated teller machines and listed investment companies and trusts. Of particular relevance to us, he has worked on the initial public offerings of mining resource companies and has also worked for these clients in relation to other commercial, corporate, fundraising and compliance work.

Key Service Providers

Dr. Simon Pecover, M.Sc., Ph.D. Dr. Pecover is an employee of AGM, and he provides services to us as our Head Geoscientist, through our Management Services Agreement. Dr. Pecover is a geoscientist with over 30 years of experience in the minerals industry. His qualifications include a Ph.D. from the University of Sydney. He has held a wide variety of positions including as minerals project geologist in the New South Wales Geological Survey, chief geologist and directorship positions in both public and private companies, senior ecologist and project manager for a large environmental consultancy, and as lecturer in economic geology and ore deposit formation at the University of Technology, Sydney. He has also worked on exploration and mine development projects in Thailand and China.

Dr. Robert Coenraads, B.Sc., Ph.D. Dr. Robert Coenraads is an employee of AGM, and he provides services to us as a Geoscientist, through our Management Services Agreement. Dr. Coenraads is a qualified geologist, geophysicist and gemologist with over 30 years experience in exploration and mining worldwide. He has written four internationally published books on geology, over 40 scientific papers, and numerous unpublished independent and company reports. Dr. Coenraads is a Fellow of the Australasian Institute of Mining and Metallurgy (AusIMM) and Fellow of the Gemmological Association of Australia (GAA). He completed his Ph.D. at Macquarie University, Sydney, and his Diploma in Gemmology at the GAA; his M.Sc. at the University of British Columbia, Vancouver; and his BA with honors in geology and geophysics at Macquarie University.

There are no family relationships among any of our directors and executive officers, except that Pnina Feldman and Sholom Feldman are mother and son.

2008 Equity Incentive Plan

We have adopted the Volcan Holdings, Inc. 2008 Equity Incentive Plan, pursuant to which 40,000,000 shares of our common stock are reserved for issuance as awards to employees, directors, consultants, and other service providers. The purpose of the 2008 Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons into our development and financial success. Under the 2008 Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options and restricted stock. The 2008 Plan will be administered by our Board of Directors until such time as such authority has been delegated to a committee of the Board of Directors. Options to purchase 20,000,000 shares of our common stock at $1.00 per share were granted to AGM pursuant to the 2008 Plan on September 12, 2008.

Management Incentive Warrants

We have agreed to grant to L'Hayyim Pty Ltd Management Incentive Warrants to purchase up to an aggregate of 100,000,000 shares of our common stock upon achieving certain major milestones. To the extent vested, the Management Incentive Warrants will be exercisable for five years after the applicable vesting date at an exercise price of $1.00 per share. The Management Incentive Warrants shall vest, with respect to 20% of the shares, upon each conclusion of an independent report that gives us an inferred JORC resource of at least 100 million, 200 million, 300 million, 400 million and 500 million tons of bauxite.

Director Compensation

VAC did not have compensation arrangements in place for members of its board of directors.

Prior to the Share Exchange, we did not compensate our directors for acting as such. In the future we may determine to compensate our directors with cash and/or equity awards. We currently reimburse our directors for reasonable expenses incurred in connection with their services as directors.

Directors' and Officers' Liability Insurance

We currently have directors' and officers' liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures us against losses which we may incur in indemnifying our officers and directors. In addition, we have entered into indemnification agreements with key officers and directors and such persons shall also have indemnification rights under applicable laws, and our certificate of incorporation and bylaws.

Code of Ethics

We intend to adopt a code of ethics that applies to our officers, directors and employees, including our Chief Executive Officer and Principal Accounting Officer, but have not done so to date due to our relatively small size.

Board Committees

We expect our board of directors, in the future, to appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee. We intend to appoint such persons to committees of the board of directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a national securities exchange.

Certain Relationships and Related Transactions

Management Services Agreement

General

We are party to that certain Management Services Agreement, dated as of July 1, 2008, with AGM, which is owned and controlled by Pnina Feldman, a member of our Board of Directors and our Chief Executive Officer. Pursuant to the Management Services Agreement, four Key Persons provide executive and corporate services to us, including geological and technical expertise. During the term of the Management Services Agreement, we will pay AGM a retainer of $175,000 per annum (plus the required GST) with respect to each Key Person, being the two chief geoscientists, Dr. Simon Pecover and Dr. Robert Coenraads, and the two executive directors, Pnina Feldman and Sholom Feldman, for an aggregate amount of $700,000 (plus GST) per annum. However, the directors of AGM have agreed not to take any money for the wages of Pnina Feldman and Sholom Feldman from the Private Placement until further funds are raised and the project has an independently verified resource statement completed. In addition, we are not required to pay any additional fees, including director's fees, to AGM or the Key Persons personally with respect to the services to be provided by the Key Persons to us. Should we need further executive personnel, or if our operations expand to require further services than currently required from the Key Persons as set out in the Management Services Agreement, then AGM may provide such additional services to us on reasonable arm's-length terms as approved by our independent directors or by our shareholders in a general meeting.

Neither we nor AGM may terminate the Management Services Agreement prior to July 1, 2010, except that we may terminate the Management Services Agreement immediately if any of the following events occur:

  AGM or any of its directors, officers, employees or agents is guilty of gross misconduct in relation to the provision of the services to us;

  AGM suffers an Insolvency Event (as defined in the Management Services Agreement);

  the Key Persons engage in any wilful or grossly negligent conduct which is likely, in our reasonable opinion, to be detrimental to us; or

  AGM is guilty of any gross default, breach, non-observance or non-performance of any of the terms and conditions contained in the Management Services Agreement.

However, no provision of the Management Services Agreement precludes any of our Key Persons from terminating their services to us at any time and for any or for no reason by terminating their employment with AGM. Furthermore, if any of our Key Persons do terminate their employment with AGM, the Management Services Agreement does not grant us the authority to require AGM to hire a replacement that is acceptable to us.

AGM may also provide additional administrative services to us, such as secretarial, accounting and office management services. These services will be provided on reasonable arm's-length terms as approved by our independent directors.

Property

The Management Services Agreement requires that AGM provide us with suitable fully serviced offices, which are located at Level 34, 50 Bridge Street, Sydney, Australia 2000. We have obtained rights to the shared use of this office space, which consists of approximately 2,000 square feet. We pay AGM $14,500 per month for the use of our office space. The directors of AGM have agreed to accept only 50% of this amount per month until we raise further funds and the project has an independently verified resource statement completed.

Repayment of Obligations to AGM

When we generate sufficient revenue, we plan to use approximately $1.4 million to repay our obligations to AGM under the Management Services Agreement, arising out of the purchase of exploration and prospecting information and administration services. As detailed in "Other Accounts Payable" on page 16 above, AGM had paid for the license application and had access to all the intellectual property relating to these licenses that was procured as a result of all the work done in that area by members of AGM's geological team. AGM made this intellectual property available to VAC in return for the payment mentioned above.

Relationship with Paul Stephenson

Mr. Stephenson has served as a member of our Board of Directors since the consummation of the Share Exchange. Mr. Stephenson is a Partner with the Australian national law firm, HWL Ebsworth Lawyers, which serves as our principal counsel in Australia. From the date of his appointment, Mr. Stephenson has not provided legal services to us on behalf of HWL Ebsworth Lawyers. He serves as a member of our board of directors in his personal capacity, not in his capacity as a partner of HWL Ebsworth Lawyers. HWL Ebsworth Lawyers does not receive any consideration in connection with Mr. Stephenson's service on our board of directors.

3.02 Unregistered Sales of Equity Securities

Sales by Dunn Mining Inc.

Dunn Mining completed an offering of 4,000,000 shares of our common stock at a price of $0.001 per share on April 28, 2006 to Gregory Paul Byrne, its President, Chief Executive Officer, Secretary and Treasurer. The total amount received from that offering was $4,000. These shares were issued pursuant to Regulation S of the Securities Act. Appropriate legends were affixed to the stock certificates representing those shares.

Dunn Mining completed an offering of 1,500,000 shares of its common stock at a price of $0.01 per share to a total of 19 purchasers on May 11, 2006. The total amount received from this offering was $15,000. This offering was completed pursuant to Regulation S of the Securities Act.

Dunn Mining completed an offering of 120,000 shares of its common stock at a price of $0.05 per share to a total of 6 purchasers on May 15, 2006 and May 19, 2006. The total amount received from this offering was $6,000. This offering was completed pursuant to Regulation S of the Securities Act.

Sales by Holdings

As of September 12, 2008, we accepted subscriptions for a total of 36.3143 Units in the Private Placement, consisting of an aggregate of 3,631,428 shares of our common stock and warrants to purchase an aggregate of 3,631,428 shares of our common stock for a purchase price of $35,000 per Unit, pursuant to the terms of Subscription Agreements dated as of September 12, 2008, as supplemented. We received gross proceeds from such closing of the Private Placement of $1,271,000.

The Private Placement was made solely to "accredited investors," as that term is defined in Regulation D under the Securities Act. The securities sold in the Private Placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Information set forth in Item 2.01 of this Current Report on Form 8-K with respect to the issuance of unregistered equity securities in connection with the Share Exchange is incorporated by reference into this Item 3.02.

Description of Capital Stock

Authorized Capital Stock

We have authorized 310,000,000 shares of capital stock, par value $0.001 per share, of which 300,000,000 are shares of common stock and 10,000,000 are shares of preferred stock.

Capital Stock Issued and Outstanding

After giving effect to the Share Exchange, the issuance of 36.3143 Units in the Private Placement, the Split-Off, the grant of options under our 2008 Equity Incentive Plan, the issuance of the Management Incentive Warrants, our issued and outstanding securities, on a fully diluted basis, are as follows:

  103,631,428 shares of our common stock;

  No shares of preferred stock;

  Warrants to purchase 3,631,428 shares of our common stock issued to investors in the Private Placement at an exercise price of $1.00 per share;

  Management Incentive Warrants to purchase up to an aggregate of 100,000,000 shares of our common stock at an exercise price of $1.00 per share upon achieving certain major milestones; and

  Outstanding options granted under our 2008 Equity Incentive Plan to purchase an aggregate of 20,000,000 shares of our common stock at an exercise price of $1.00 per share.

Common Stock

The holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Options

We have adopted a stock incentive plan, pursuant to which 40,000,000 shares of our common stock are reserved for issuance pursuant to awards granted under the plan to employees, directors, consultants, and other service providers. At the closing of the Share Exchange, we issued to AGM options to purchase 20,000,000 shares of our common stock at an exercise price of $1.00 per share.

Warrants

In the Private Placement, we issued warrants ("Investor Warrants") to purchase an aggregate of 3,631,428 shares of our common stock to the investors. Such Investor Warrants entitle the holders to purchase shares of our common stock at an exercise price of $1.00 per share (subject to adjustment) and will expire five years from the initial closing date of the Private Placement. Prior to exercise, the Investor Warrants do not confer upon holders any voting or any other rights as a stockholder. The Investor Warrants contain provisions that protect the holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events. The per share exercise price of the Investor Warrants will also be adjusted in the event that we issue shares of our common stock or securities convertible into our common stock for a consideration per share that is less than $0.35, in which case the exercise price of the Investor Warrants will be reduced to 286% of the consideration per share of our common stock or securities convertible into our common stock so sold. In addition, if we issue any warrants, rights or other options (howsoever denominated) to purchase shares of our common stock at an exercise price per share which is less than the per share purchase price of $0.35 (as the same may be adjusted to reflect capital adjustments, such as but not necessarily limited to, stock splits), then the exercise price of the Investor Warrants will be reduced to equal 286% of the exercise price per share of such warrants, rights or other options.

Subject to certain conditions set forth in the Subscription Agreements, if the closing price of our common stock is equal to or above $3.00, as adjusted for any stock splits, stock combinations, stock dividends and other similar events for any thirty (30) consecutive trading day period, then we have the right to accelerate the expiration date on all of the unexercised portion of the warrants, to the twentieth trading day after we provide notice of the acceleration to the warrant holders.

We have agreed to grant to L'Hayyim Pty Ltd Management Incentive Warrants to purchase up to an aggregate of 100,000,000 shares of our common stock upon achieving certain major milestones. The Management Incentive Warrants shall vest, with respect to 20% of the shares, upon each conclusion of an independent report that gives us an inferred JORC resource of at least 100 million, 200 million, 300 million, 400 million and 500 million tons of bauxite. To the extent vested, the Management Incentive Warrants will be exercisable for five years after the applicable vesting date at an exercise price of $1.00 per share.

Dividend Policy

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to use all available funds to develop our business. We can give no assurances that we will ever have excess funds available to pay dividends.

Potential Required Future Issuances of Common Stock to Investors in the Private Placement

Pursuant to the terms of the subscription agreements entered into between us and the investors in the Private Placement, during the period from the date of the Initial Closing (the "Initial Closing Date") of the Private Placement until twelve (12) months following the Initial Closing Date (the "Adjustment Period"), if we issue or grant any shares of our common stock or any warrants or other convertible securities pursuant to which shares of our common stock may be acquired at a per share price (a "Lower Price") less than $0.35 (subject to certain customary exceptions, including where shares are issued in connection with employment arrangements or business combinations with a business that is synergistic with the business as ours and not for the primary purpose of raising capital), then we shall promptly issue additional shares of our common stock ("Ratchet Shares") to the purchasers in the Private Placement in an amount sufficient that the subscription price paid by such purchasers in the Private Placement, when divided by the total number of shares of our common stock issued to such subscriber (shares included in the purchased Unit plus any Ratchet Shares issuable, or previously issued, under this provision), will result in an effective price paid by the purchaser per share of our common stock equal to such Lower Price. For example, if an investor purchases one Unit in the Private Placement (including 100,000 shares of our common stock) for a purchase price of $35,000 (equals $0.35 per share) and then we issue additional shares of our common stock at $0.14 per share during such twelve-month period, we must issue an additional 150,000 shares of our common stock to such investor [$35,000 / 250,000 shares = $0.14 per share]. Such adjustments shall be made successively whenever such an issuance is made during the Adjustment Period.

Registration Rights

In connection with the Private Placement, the subscription agreements provide piggy-back registration rights to the subscribers. Subject to certain exceptions set forth in the subscription agreements, if we participate in registering any shares of our stock, we shall give written notice to the subscriber and the subscriber shall have the right, exercisable within ten (10) business days after receipt of such notice, to demand inclusion of all or a portion of the purchased shares and warrant shares (collectively, the "Registrable Securities") then held by the subscriber. The subscriber's piggy-back registration rights under the subscription agreements expire twelve (12) months following the Initial Closing Date.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law ("DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders' or directors' resolution or by contract.

We also have director and officer indemnification agreements with each of our executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any "claim" (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of ours existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Anti-Takeover Effect of Delaware Law, Certain By-Law Provisions

Certain provisions of our By-Laws are intended to strengthen the Board's position in the event of a hostile takeover attempt. These provisions have the following effects:

  they provide that only business brought before an annual meeting by the Board or by a stockholder who complies with the procedures set forth in the By-Laws may be transacted at an annual meeting of stockholders; and

  they provide for advance notice or certain stockholder actions, such as the nomination of directors and stockholder proposals.

We are subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock.

Trading Information

Our common stock is currently approved for quotation on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority, Inc. under the symbol DUNM, but is not trading. We have notified the OTC Bulletin Board of our name change and will obtain a new symbol. As soon as practicable, and assuming we satisfy all necessary initial listing requirements, we intend to apply to have our common stock listed for trading on the American Stock Exchange or The Nasdaq Stock Market, although we cannot be certain that any of these applications will be approved.

Transfer Agent

The transfer agent for our common stock is Island Stock Transfer. We will serve as warrant agent for the outstanding warrants.

Item 4.01         Changes in Registrant's Certifying Accountant

On September 12, 2008, we dismissed Madsen & Associates CPA's, Inc. ("M & A"), as our independent registered public accounting firm. M & A had previously been engaged as the principal accountant to audit Holdings' financial statements. The reason for the dismissal of M & A is that, following the consummation of the Share Exchange on September 12, 2008, (i) the former stockholder of VAC owned a significant amount of the outstanding shares of our common stock and (ii) our primary business became the business previously conducted by VAC. The independent registered public accountant of VAC was the firm of Nexia Court & Co., Chartered Accountants ("Nexia"). We believe that it is in our best interest to have Nexia continue to work with our business, and we therefore retained Nexia as our new principal independent registered accounting firm, effective as of September 12, 2008. Nexia is located at Level 29, Australia Square, 264-278 George Street, Sydney, New South Wales 2000, Australia. The decision to change accountants was approved by our board of directors on September 12, 2008.

The report of M & A on Holdings' financial statements for the period from April 4, 2006 (inception) through August 31, 2008 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that the report was qualified as to Holdings' ability to continue as a going concern.

From Holdings' inception through September 12, 2008, there were no disagreements with M & A on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of M & A, would have caused it to make reference to the matter in connection with its reports.

From Holdings' inception through September 12, 2008, we did not consult Nexia regarding either: (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K.

We have made the contents of this Current Report on Form 8-K available to M & A and requested that M & A furnish us a letter addressed to the SEC as to whether M & A agrees or disagrees with, or wishes to clarify our expression of, our views, or containing any additional information. A copy of M & A's letter to the SEC is included as Exhibit 16.1 to this Current Report on Form 8-K.

Item 5.01         Changes in Control of Registrant

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Holdings' sole officer and director immediately prior to the Share Exchange resigned from all positions with the Company as of September 12, 2008, effective upon the closing of the Share Exchange. Pursuant to the terms of the Exchange Agreement, our new directors and officers are as set forth therein. Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.03         Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 11, 2008, Holdings' board of directors approved the merger of Dunn Mining with and into Holdings, for the purpose of changing our state of incorporation to Delaware from Nevada and changing our name from "Dunn Mining Inc." to "Volcan Holdings, Inc." On September 11, 2008, stockholders representing the requisite number of votes necessary to approve the merger and name change took action via written consent, approving such actions. On September 11, 2008, Dunn Mining was merged with and into Volcan Holdings, Inc., and each share of Dunn Mining was exchanged for 6.1728395 shares of Holdings, by filing a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware and filing Articles of Merger with the Secretary of State of the State of Nevada.

On September 12, 2008, Holdings' board of directors approved a change in fiscal year to a fiscal year ending on June 30 from a fiscal year ending on August 31. By such change, Holdings has adopted the fiscal year of VAC, the acquirer in the Share Exchange for accounting purposes, and, therefore, there will be no transition period in connection with this change of fiscal year-end. Our 2009 fiscal year will end on June 30, 2009.

Item 5.06         Change in Shell Company Status

Following the consummation of the Share Exchange described in Item 2.01 of this Current Report on Form 8-K, we believe that we are not a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01         Financial Statements and Exhibits.

(a)

Financial Statements of Businesses Acquired. In accordance with Item 9.01(a), VAC's audited financial statements for the period ended June 30, 2008 are filed in this Current Report on Form 8-K as Exhibit 99.1.

(b)

Pro Forma Financial Information. In accordance with Item 9.01(b), our pro forma financial statements are filed in this Current Report on Form 8-K as Exhibit 99.2.

(d)

Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

2.1	Share Exchange Agreement, dated as of September 12, 2008, by and among Volcan Holdings, Inc., Volcan Australia Corporation Pty Ltd and the sole shareholder of Volcan Australia Corporation Pty Ltd

3.1	Certificate of Incorporation (Incorporated herein by reference from Exhibit 3.1 to our Form 8-K filed with the SEC on September 12, 2008)

3.2	Bylaws (Incorporated herein by reference from Exhibit 3.2 to our Form 8-K filed with the SEC on September 12, 2008)

10.1	Form of Subscription Agreement

10.2	Form of Investor Warrant

10.3	Form of Directors and Officers Indemnification Agreement

10.4	Management Service Agreement, dated July 1, 2008, by and between Volcan Australia Corporation Pty Ltd and Australian Gemstone Mining Pty Ltd

10.5	Volcan Holdings, Inc. 2008 Equity Incentive Plan

10.6	Form of 2008 Incentive Stock Option Agreement

10.7	Form of 2008 Non-Qualified Stock Option Agreement

10.8	Agreement of Conveyance, Transfer and Assignment of Assets and Assumptions of Obligations, dated as of September 12, 2008, between Volcan Holdings, Inc. and Dunn Mining Holdings, Inc.

10.9	Stock Purchase Agreement, dated as of September 12, 2008 between Volcan Holdings, Inc. and Gregory Paul Byrne

10.10	Resignation Letter from Gregory Paul Byrne, dated September 12, 2008

10.11	Form of Management Incentive Warrant

16.1	Letter from Madsen & Associates CPA's, Inc., dated September 17, 2008

99.1	Volcan Australia Corporation Pty Ltd financial statements for the period from June 11, 2008 to June 30, 2008

99.2	Pro forma unaudited consolidated financial statements as of June 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 17, 2008

VOLCAN HOLDINGS, INC.

By:	/s/ Pnina Feldman
Pnina Feldman
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Share Exchange Agreement, dated as of September 12, 2008, by and among Volcan Holdings, Inc., Volcan Australia Corporation Pty Ltd and the sole shareholder of Volcan Australia Corporation Pty Ltd

3.1	Certificate of Incorporation (Incorporated herein by reference from Exhibit 3.1 to our Form 8-K filed with the SEC on September 12, 2008)

3.2	Bylaws (Incorporated herein by reference from Exhibit 3.2 to our Form 8-K filed with the SEC on September 12, 2008)

10.1	Form of Subscription Agreement

10.2	Form of Investor Warrant

10.3	Form of Directors and Officers Indemnification Agreement

10.4	Management Service Agreement, dated July 1, 2008, by and between Volcan Australia Corporation Pty Ltd and Australian Gemstone Mining Pty Ltd

10.5	Volcan Holdings, Inc. 2008 Equity Incentive Plan

10.6	Form of 2008 Incentive Stock Option Agreement

10.7	Form of 2008 Non-Qualified Stock Option Agreement

10.8	Agreement of Conveyance, Transfer and Assignment of Assets and Assumptions of Obligations, dated as of September 12, 2008, between Volcan Holdings, Inc. and Dunn Mining Holdings, Inc.

10.9	Stock Purchase Agreement, dated as of September 12, 2008 between Volcan Holdings, Inc. and Gregory Paul Byrne

10.10	Resignation Letter from Gregory Paul Byrne, dated September 12, 2008

10.11	Form of Management Incentive Warrant

16.1	Letter from Madsen & Associates CPA's, Inc., dated September 17, 2008

99.1	Volcan Australia Corporation Pty Ltd financial statements for the period from June 11, 2008 to June 30, 2008

99.2	Pro forma unaudited consolidated financial statements as of June 30, 2008